EXHIBIT 99.1

P.O. Box 25099 Richmond, VA 23260 • phone: (804) 359-9311 • fax : (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE
Karen M. L. Whelan	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594

Email: investor@universalleaf.com

Universal Corporation Announces Share Repurchase Program and 37th Annual Dividend

Increase and Names George C. Freeman III to the Board of Directors

Richmond, VA, November 7, 2007 / PRNEWSWIRE

Allen B. King, Chairman and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors approved a program for the repurchase of up to $150 million of Universal Corporation common stock. The authorized purchases may be made from time to time on the open market or in privately negotiated transactions at prices not exceeding prevailing market rates. Universal currently has approximately 27.4 million common shares outstanding.

In addition, Mr. King announced that the Board of Directors has increased the regular quarterly dividend on the common shares of the Company by one cent to forty-five cents ($.45) per share. The dividend is payable February 11, 2008, to common shareholders of record at the close of business on January 7, 2008. This increase indicates an annualized rate of $1.80 per share and a yield of approximately 3.9% based on the $45.73 closing price on November 1, 2007.

Mr. King noted, “We are pleased to announce this return of funds to our shareholders in response to stronger earnings and cash flow as well as an improved balance sheet. We are focused on our core business and are prudently managing our balance sheet while we provide returns to our shareholders. In the last ten years, we have purchased over $350 million in common shares, and this is our 37th consecutive annual dividend increase.” Universal has raised its common dividend every year since 1971.

In other business, Mr. King announced the election of George C. Freeman, III, to the Board of Directors. Mr. Freeman is the President of Universal Corporation and has been named to succeed Mr. King as Chief Executive Officer upon Mr. King’s retirement on March 31, 2008. Mr. Freeman has been with the Company since 1997. Prior to that time, he was with Hunton & Williams, an international law firm. He was named General Counsel and Secretary of the Company in 2001, Vice President in 2005, President in December 2006, and Chief Executive Officer elect in August 2007.

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Its revenues from continuing operations for the fiscal year ended March 31, 2007, were $2.0 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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